For Immediate Release

Contacts:
Megan Derkey XRS Corporation megan.derkey@xrscorp.com 952.707.5681	David Hlavac Bellmont Partners david@bellmontpartners.com 612.803.3350

XRS NAMES REIDY CHIEF TECHNOLOGY OFFICER
Expanded role for current President and COO reflects company’s growth and market opportunity

MINNEAPOLIS (Oct. 2, 2013) - XRS Corporation (NASDAQ: XRSC), the leader in mobile trucking intelligence, announced today that current President and Chief Operating Officer Brendan Reidy has also been named Chief Technology Officer.

“As XRS enters its new fiscal year, the company is stronger in all phases of business than it was one year ago,” said Jay Coughlan, chairman and CEO, XRS Corporation. “This is a testament to the strength of our product, customer relationships, and the deep talent pool within the organization. Expanding Brendan’s role to leverage his depth of understanding of our product, people, customers and marketplace is an important step toward helping the company attain its goals.”

As president and COO of XRS, Reidy oversees development, product management, information systems, quality assurance, customer support, supply chain and human resources. In his expanded role, Reidy will oversee the company’s long-term product strategy and will continue to report directly to Coughlan.

Before joining XRS in March 2013, Reidy held executive-level positions at Clarus, Qwest Communications/US West, Litton Integrated Automation and Software Alliance Corp. In addition, he served as a director of several technology companies including eGistics, Arantech, Evolving Systems and Greenbrier & Russel.

“I am inspired by the level of growth XRS has been able to achieve during the past fiscal year, but realize there is still a significant opportunity to leverage our market position more completely and effectively,” Reidy said. “I am looking forward to working with everyone at XRS to achieve our shared vision for success in the mobile trucking intelligence marketplace.”

About XRS Corporation
XRS Corporation, the leader in mobile trucking intelligence, delivers software solutions to the trucking industry to help maintain regulatory compliance and reduce operating costs. Data-driven intelligence for compliance and performance is the new competitive edge for trucking operations, and XRS is leading the trucking industry’s migration to mobile devices by offering products with no upfront hardware costs and run on smartphones, tablets and rugged handhelds. XRS has sales and distribution partnerships with the major wireless carriers supporting the U.S. and Canadian trucking industries. Through our mobile products, fleet managers, dispatchers and drivers collect, sort, view and analyze data to help lower costs, increase safety, attain compliance with governmental regulations, and improve customer satisfaction - all through their mobile devices. For more information, visit www.xrscorp.com or call 1-800-745-9282.